EXHIBIT 99.27L
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-278904 on Form N-4 of our reports dated April 3, 2025, relating to the consolidated financial statements and financial statement schedules of Talcott Resolution Life Insurance Company. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Hartford, Connecticut
April 21, 2025